                         SCHEDULE 14A INFORMATION

            PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                     SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant x
Filed by a Party other than the Registrant o

Check the appropriate box:
 o    Preliminary Proxy Statement.
 o Confidential, for Use of the Commissioner Only (as permitted by Rule 14a-6(e)(2).
 x    Definitive Proxy Statement.
 o    Definitive Additional Materials.
 o    Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.


                      THE WALNUT STREET FUNDS, INC.
        --------------------------------------------------------
            (Name of Registrant as Specified in its Charter)


                                    N/A
-------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

 x    No fee required.
 o    Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
      and 0-11.
        (1)  Title of each class of securities to which transaction applies:
                  N/A
        (2)  Aggregate number of securities to which transaction applies:
                  N/A
        (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): N/A
        (4)  Proposed maximum aggregate value of transaction:  N/A
        (5)  Total fee paid:  $0
 o    Fee paid previously with preliminary materials.
 o Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
        (1)  Amount Previously Paid:  N/A
        (2)  Form, Schedule or Registration Statement No.:  N/A
        (3)  Filing Party:  N/A
        (4)  Date Filed:  N/A

                             MARCH 31, 1998


                      THE WALNUT STREET FUNDS, INC.
                  THE WALNUT STREET PRIME RESERVE FUND

                NOTICE OF SPECIAL MEETING OF SHAREHOLDERS


      A special meeting of the shareholders of the Walnut Street Prime Reserve Fund will be held at the home office of General American Life Insurance Company, located at 700 Market Street, St. Louis, Missouri 63101, on Tuesday, April 21, 1998 at 11:00 a.m., Central Time, for the following purpose:

      TO CONSIDER AND ACT UPON A SHAREHOLDER PROPOSAL TO CLOSE THE WALNUT STREET PRIME RESERVE FUND TO NEW AND EXISTING INVESTORS, TO WIND-UP THE AFFAIRS OF THE FUND, AND TO REDEEM ALL OF THE FUND'S OUTSTANDING SHARES AND DISSOLVE THE COMPANY.

      You are entitled to vote at the meeting and any adjournments of the meeting if you owned shares of the Walnut Street Prime Reserve Fund at the close of business on March 16, 1998. If you attend the meeting, you may vote your shares in person. If you do not expect to attend the meeting, please complete, date, sign, and return the enclosed Voting Instruction Form in the enclosed postage-paid envelope. Your vote is very important to us, regardless of the number of shares you own. If you have any questions regarding the enclosed materials or the special meeting, please call Christopher A. Martin, Esq. at (314) 444-0499. We look forward to receiving your Voting Instruction Form.



                                    /s/ RICHARD A. LIDDY

                                    -------------------------------------------
                                    Richard A. Liddy, Chairman of the Board,
                                    The Walnut Street Funds, Inc.

                      THE WALNUT STREET FUNDS, INC.
                   400 SOUTH FOURTH STREET, SUITE 1000
                        ST. LOUIS, MISSOURI 63102
                       TELEPHONE:  (800) 862-6363
                        ________________________


                             PROXY STATEMENT

                             MARCH 31, 1998


                        ________________________


      We at The Walnut Street Funds, Inc. (sometimes referred to in this proxy statement as the "Company") have tried to make this proxy statement you are now reading easy to understand because it contains important information about the proposed liquidation of the assets of the Walnut Street Prime Reserve Fund (sometimes referred to in this proxy statement as the "Fund") and dissolution of the Company (the liquidation and dissolution is sometimes referred to in this proxy statement as the "liquidation of the Fund"). The Fund is a money market fund in which you have invested. In order to make this proxy statement easier to read and understand, we present the information in question and answer format. If you have additional questions about any of the information contained in this proxy statement, please call Christopher A. Martin, Esq. at (314) 444-0499.

1.    WHY HAVE I BEEN SENT THIS PROXY STATEMENT?

      The Company is seeking to liquidate the Fund. The Company's Board of Directors has considered the issue and has unanimously voted in favor of liquidating the Fund. In addition, the Board voted to submit the liquidation issue to a vote of the Fund's shareholders. Because you have money invested in the Fund, you are entitled to vote on whether the Fund should liquidate. The Company has sent you this proxy statement to provide you information regarding the liquidation issue so that you have adequate information when deciding how to cast your vote. This is the proposal that shareholders of the Fund are being asked to vote on:

      TO CLOSE THE WALNUT STREET PRIME RESERVE FUND TO NEW AND
      EXISTING INVESTORS, TO WIND-UP THE AFFAIRS OF THE FUND, AND TO REDEEM ALL OF THE FUND'S OUTSTANDING SHARES AND DISSOLVE THE COMPANY.

      Please read this proxy statement carefully. Then, if you agree with the Company's Board of Directors that the Fund should liquidate, mark the boxes noted "FOR" on the enclosed Voting Instruction Form. If you do not agree that the Fund should liquidate, mark the boxes noted "AGAINST." If you decide you want to abstain from voting either "For" or "Against," mark the box noted "ABSTAIN." After you have marked, signed, and dated the Voting Instruction Form, please mail it in the enclosed postage-paid envelope. The Company's Board of Directors recommends that you vote "FOR" the proposal.

2.    WHY HAS THE BOARD OF DIRECTORS VOTED TO LIQUIDATE THE FUND?

      As described in more detail below, the Company's Board of Directors voted to liquidate the Fund because a substantial redemption of shares out of the Fund has made it impractical to continue to operate the Fund.

      Prior to February 23, 1998, a majority of the Fund's shareholders invested in the Fund through a brokerage account with the Fund's distributor, Walnut Street Securities, Inc. (sometimes referred to in this proxy statement as the "Distributor"). The Distributor used the Fund as a money market "sweep account" for its brokerage accounts allowing the Distributor's customers to use the Fund as a settlement device for their brokerage trading activities. After analyzing the profitability, efficiency, and growth potential of the Fund, as well as other relevant business factors, the Distributor decided to restructure its brokerage operations. Part of the restructuring involved a decision by the Distributor to substitute a new money market fund for the Fund as the funding option for the brokerage "sweep account." On February 23, 1998, and then again on March 12, 1998, the Distributor redeemed the Fund shares held by its brokerage customers and reinstated the redemption proceeds in shares of the new money market fund. The transfers of the Distributor's brokerage customers out of the Fund caused the Fund's assets to drop from approximately $163 million to approximately
$5 million.

      The Fund's loss of substantially all of its assets has made continued operation of the Fund impractical. Letters were mailed to the shareholders who did not have brokerage accounts with the Distributor and who would not be transferred out of the Fund by the Distributor. The letters described how the Distributor's brokerage customers would be transferred out of the Fund and informed the non-transferring shareholders of the Company's plan to liquidate the Fund. The letter also explained that the Fund's low level of assets caused by the transfer would cause operational inefficiencies that would be experienced by the Fund until it was liquidated. Finally, the letter encouraged the remaining shareholders to redeem their shares. As expected, the remaining shareholders steadily redeemed their shares. As of March 16, 1998, the Record Date, the amount of assets in the Fund attributable to shares held by shareholders of the Fund (other than shareholders that are affiliated with the Fund) had dropped to approximately $2.4 million.

3. WHAT FACTORS DID THE BOARD OF DIRECTORS CONSIDER IN DECIDING TO RECOMMEND TO SHAREHOLDERS THAT THEY APPROVE THE LIQUIDATION OF THE FUND?

      In deciding to recommend that the shareholders approve the liquidation of the Fund, the Company's Board of Directors considered the fact that the Distributor's transfer of its customers out of the Fund will negatively affect the performance of the Fund and that it has made it impractical to continue to operate the Fund.

      The redemption of substantially all of the shares out of the Fund means that the Fund has a much smaller asset base. This smaller asset base increases the Fund's expense ratio which, in turn, negatively affects the Fund's performance. In addition, the Fund's smaller asset base will require the Fund to maintain a significantly higher percentage of its assets in a cash position so as to be able to meet its redemption and expense requirements. This higher percentage of assets held in cash also will lower the Fund's investment return. Finally, the smaller asset base will magnify the effect of large purchases and redemptions. For example, before the transfers of assets out of the Fund, a $500,000 purchase or redemption would have represented approximately 0.3% of Fund. The same purchase or redemption after the transfers would represent approximately 10.0% of the Fund. Such relatively large deposits and redemptions will negatively affect the Fund's liquidity and portfolio management. The Investment Adviser will have to make disproportionately large purchase and sales of underlying commercial paper without regard to interest rates. The Fund's performance after the transfers is, therefore, subject to wider swings based upon the timing of deposits and redemptions in relation to interest rate changes.

      Each of the consequences of the Fund's small asset base described in the preceding paragraph negatively affects the Fund's performance. These negative effects are borne by the shareholders in the Fund in the form of lower money market returns.

      Although the Fund may sell additional shares, which would ease these negative effects, it is more likely that shareholders will continue to redeem their shares to avoid the lower returns of the Fund, thus magnifying the negative effects for the remaining shareholders. It is the belief of the Fund's investment adviser, Conning Asset Management Company (the "Investment Adviser") that it would be very difficult, if not impossible, to grow the Fund to sufficient asset size to avoid the inefficiencies of the Fund's small asset base. Even if the Fund could be grown, the Fund would incur a significant period of time when the Fund's performance would be negatively affected by the operational inefficiencies caused by its small asset base.

      In order to help maintain a minimum level of operational efficiency in the Fund until it is liquidated, the Investment Adviser purchased 5 million shares of the Fund at the net asset value of $1.00 per share. The Investment Adviser will maintain its position in the Fund in order to help offset the negative performance effects that the shareholders would otherwise suffer because of the Fund's small asset level. See Question 8 below for discussion of additional steps that the Distributor and the Investment Adviser have taken to help protect the remaining shareholders from the operational inefficiencies caused by the small asset size and from the extraordinary expenses of liquidation.

      Based upon its review, the Company's Board of Directors concluded that the proposed liquidation of the Fund would be in the best interest of the Fund and its shareholders. Accordingly, after consideration of each of the above factors, and such other factors and information that the Directors deemed relevant, the Directors, including the disinterested Directors, unanimously approved the liquidation of the Fund. For these reasons, the Company's Board of Directors recommends that shareholders of the Fund approve the liquidation of the Fund.

4.    WHAT HAPPENS IF SHAREHOLDERS DO NOT APPROVE THE LIQUIDATION OF THE
      FUND?

      In the event that shareholders do not approve the liquidation of the Fund, the Fund's service providers may resign, which would force the Company to find and hire replacement service providers. Replacement service providers may raise the Fund's expenses, which would further impair the Fund's performance. Unlike the Investment Adviser, a new adviser would not be bound to waive its fees or reimburse the Fund which would cause the Fund's performance to suffer. With this in mind, the Company would seek the approval of the Securities and Exchange Commission to deregister and liquidate the Fund.

5.    WHEN WILL THE MEETING BE HELD?


      The special meeting of shareholders of the Fund is scheduled to be held on Tuesday, April 21, 1998 beginning at 11:00 a.m., Central Time, at 700 Market Street, St. Louis, Missouri 63101. This proxy statement is being sent to shareholders on or about March 31, 1998.


      You are, of course, able to redeem your shares at any time. Even if you redeem your shares prior to the shareholders' meeting, we encourage you to vote the shares that you owned on the Record Date by completing the enclosed Voting Instruction Form and returning it in the enclosed postage-prepaid envelope.

6.    HOW WILL THE SHAREHOLDER VOTE BE CONDUCTED?

      Shareholders of record at the close of business on March 16, 1998 (the "Record Date") are entitled to notice of and to vote at the special meeting or any adjournment(s) thereof. Each full share outstanding on the Record Date is entitled to one vote and each fractional share outstanding on the Record Date is entitled to a proportionate share of one vote. The number of votes that you may cast equals the number of shares of the Fund that you owned on the Record Date.

      A majority of shares of stock outstanding on the Record Date, represented in person or by proxy, must be present to transact the business related to the Fund at the special meeting. In the event that a quorum is present at the special meeting but sufficient votes to approve the liquidation are not received, the persons named as proxies may propose one or more adjournments of the special meeting to permit further solicitation of proxies. Any such adjournment will require the affirmative vote of a majority of those shares represented at the special meeting in person or by proxy. A shareholder vote may be taken on the liquidation proposal in this proxy statement prior to any such adjournment if sufficient votes have been received and it is otherwise appropriate. Voting Instruction Forms that are properly executed and returned but that have no voting specification will be voted "For" the proposal.

7.    DO ANY SHAREHOLDERS HAVE A CONTROLLING INTEREST IN THE FUND?

      As of the Record Date, there were 7,705,454 outstanding shares of the Fund. As described under Question 3 above, the Investment Adviser infused $5 million into the Fund so that the shareholders who remained in the Fund after the Distributor transferred its brokerage customers out of the Fund would not have their money market returns suffer due to operating inefficiencies created by an insufficient level of assets in the Fund. Due to this infusion of cash, the Investment Adviser, owns 5 million shares of the Fund, representing 65% of the outstanding shares of the Fund. The Investment Adviser's address is: Conning Asset Management Company, 700 Market Street, St. Louis, Missouri 63101. The Investment Adviser has sufficient votes to ensure that a quorum will attend the special meeting and to determine the outcome of the vote. The Investment Adviser intends to vote its shares "FOR" the liquidation of the Fund.

      Even though the Investment Adviser owns sufficient shares to ensure a quorum and the outcome of the vote, we urge you to read this proxy statement and to vote on the liquidation proposal.

8. WHAT OTHER CHANGES WOULD BE MADE IF THE FUND WERE LIQUIDATED AND WHO WILL ABSORB THE INCREASED EXPENSES CAUSED BY THE DISTRIBUTOR'S TRANSFER OF ITS BROKERAGE CUSTOMERS OUT OF THE FUND AND BY THE LIQUIDATION PROCESS?

      If the Fund's shareholders approve the liquidation of the Fund, the Fund would close and redeem all of the shares in the Fund. The Fund would wind-up its affairs and terminate its relationships with outside service providers. For example, the Fund would terminate its custody, investment management, and transfer agency agreements.

      The transfer of substantially all of the assets out of the Fund means that there is a smaller asset base with which to spread the Fund's fixed expenses. The Fund's Investment Adviser has agreed to waive its fees to the extent necessary to maintain aggregate fees within the 85 basis point (0.85%) aggregate fee level set forth in the Fund's prospectus. If the Fund's aggregate fees exceed the 85 basis point aggregate fee level set forth in the prospectus, then the Investment Adviser will reimburse the Fund's expenses to the extent that they exceed the 85 basis point aggregate fee.

      If the liquidation of the Fund is approved by shareholders, the Fund will proceed to sell all its portfolio securities and other assets for cash at such prices and on such terms and conditions as the Fund determines to be reasonable and in the best interests of the Fund and its shareholders. The Fund will also give notice to all known creditors of the Fund that dissolution of the Fund has been approved. The Company will file articles of dissolution with the State Department of Assessments and Taxation of Maryland in accordance with Maryland law. Upon such filing, the Company will be statutorily dissolved, and the Fund will apply its assets to the payment, satisfaction and discharge of all of its existing debts and obligations, including necessary expenses of liquidation, and distribute in one or more payments the remaining assets among its shareholders, with each shareholder receiving his or her proportionate share of each liquidation distribution in cash. Each shareholder is expected to receive $1.00 per share. Thereafter, the Fund will cease to exist and no shareholder will have any interest whatsoever in the Fund.

      If the Fund's liquidation is approved, the Fund currently estimates that the liquidation distributions will be paid to shareholders during April of 1998. However, the exact date of the liquidation distributions will depend on the time required to liquidate the assets of the Fund. Thus, while the Fund will be liquidated as expeditiously as possible if the liquidation is approved, consistent with preservation of value for the benefit of the shareholder of the Fund, there can be no assurance that the liquidation will in fact be completed by April of 1998.

      The Fund may hold back sufficient assets to deal with the costs of dissolution, including the costs of deregistering the Fund as investment company under the Investment Company Act of 1940 ("1940 Act"), its required tax filings, and any disputed claims or other contingent liabilities that may then exist against the Fund. The Fund is not currently aware of any such claim or liability that could require assets to be held back. Any amount that is held back will be deducted pro rata from the net assets distributable to shareholders and held until the claim is settled or otherwise determined and discharged. In the event the Fund determines to hold back assets to offset the costs of dissolution, the liquidating distribution paid to its shareholders would be reduced. However, the Investment Adviser will redeem its 5 million shares after all non-affiliated shareholders have redeemed their shares. By so doing, the Investment Adviser will absorb the cost of all of the extraordinary liquidation expenses. The Distributor may assist the Investment Adviser in absorbing the Fund's extraordinary liquidation expenses. These commitments by the Distributor and the Investment Adviser should help protect the remaining shareholders from the operational inefficiencies caused by the small asset size and from the extraordinary expenses of liquidation.

      The Fund does not currently intend to create a trust to administer liquidation distributions. However, in the event the Fund is unable to distribute all its assets after the liquidation because of its inability to locate shareholders to whom liquidation distributions are payable, the Fund may create a liquidation trust with a financial institution and deposit any of its remaining assets in such trust for the benefit of shareholders that cannot be located. The expenses of any such trust will be charged against the liquidation distributions held therein.

      As soon as practicable after the distribution of all the assets of the Fund in complete liquidation, the Fund will close its books and cause to be prepared and filed, in a timely manner, any and all required income tax returns and other documents and instruments. The Company will also file the necessary documents with the Securities and Exchange Commission ("SEC") when it has distributed substantially all of its assets to shareholders and has effected, or is in the process of effecting, a winding up of its affairs in order to deregister the Fund under the 1940 Act, and file or cause to be filed any and all other documents and instruments necessary to terminate the regulation of the Company and its business and affairs by the SEC.

      Under Maryland law, none of the shareholders of the Fund are entitle to exercise any dissenter's rights or appraisal rights with respect to the liquidation of the Fund.


9.    WHAT WOULD BE THE TAX CONSEQUENCES IF THE FUND WERE LIQUIDATED?

      If the liquidation of the Fund is approved by shareholders, the Fund will proceed to sell all its portfolio securities and other assets for cash. The sale of the Fund's assets would generate capital gains or losses which would be passed through to the shareholders. The liquidation of the Fund would, therefore, cause shareholders to recognize capital gains or losses that they would not have otherwise recognized. The Fund is a money market fund that invests in short-term commercial paper so any capital gains or losses should be relatively small.

10.   HOW DO I SUBMIT A SHAREHOLDER PROPOSAL FOR NEXT YEAR'S ANNUAL MEETING?


      If the Fund does not liquidate, any shareholder wishing to recommend a proposal at the annual meeting to be held in 1999 and to have such proposal included in any proxy material distributed in 1999 should notify The Walnut Street Funds, Inc. in writing at 400 South Fourth Street, Suite 1000, St. Louis, Missouri 63102 at least 90 days before May 1, 1999.



      THE WALNUT STREET FUNDS, INC. WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT AND SEMI-ANNUAL REPORT UPON REQUEST. TO REQUEST AN ANNUAL REPORT AND A SEMI-ANNUAL REPORT, PLEASE CALL THE WALNUT STREET FUNDS, INC. AT 1-800-862-6363.

                           VOTING INSTRUCTIONS
             SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                OF THE WALNUT STREET FUNDS, INC. FOR THE
                 SPECIAL MEETING OF SHAREHOLDERS OF THE
                    WALNUT STREET PRIME RESERVE FUND
                      SCHEDULED FOR APRIL 21, 1998


I hereby instruct Richard A. Liddy, or his lawful designee, to vote the shares of the Walnut Street Prime Reserve Fund (the "Fund") as to which I am entitled to give instructions, as shown below, at a special meeting of the shareholders of the Fund (the "Meeting") to be held at 11:00 a.m. on April 21, 1998, Central Time, and any adjournments thereof, at 700 Market Street, St. Louis, Missouri 63101, as indicated below.


I hereby revoke any and all voting instructions with respect to such shares previously given by me. I acknowledge receipt of the proxy statement dated March 31, 1998. This instruction will be voted as specified. If no specification is made, this instruction will be voted "FOR" the proposal.


This instruction may be revoked at any time prior to the Meeting by executing a subsequent voting instruction form, by notifying the Secretary of The Walnut Street Funds, Inc. (the "Company") in writing, or by voting in person at the Meeting.

THE BOARD OF DIRECTORS OF THE FUND RECOMMENDS A VOTE "FOR" THE PROPOSAL.

Please use blue or black ink or dark pencil.  Do not use red ink.


                                          FOR      AGAINST    ABSTAIN

TO CLOSE THE WALNUT STREET PRIME
RESERVE FUND TO NEW AND EXISTING
INVESTORS, TO WIND-UP THE AFFAIRS
OF THE FUND, AND TO REDEEM ALL OF
THE FUND'S OUTSTANDING SHARES AND
DISSOLVE THE COMPANY.


Your total votes/value in the Walnut Prime Reserve Fund as of March 16, 1998, the Record Date, is $[_______].

Please sign and date this form and return promptly in the enclosed, postage paid envelope.

Date: ___________________.


Signature should be exactly as name appears on this Voting Instruction Form. If the individual signing the form is a fiduciary (e.g., attorney, executor, trustee, guardian, etc.), the individual's signature must be followed by his full title.

\Owner's Name\
\Address1\
\Address2\
\City, State Zip\

Contract/Annuity Holder Signature